EXHIBIT 99.1

Contacts:    Phillip D. Kramer                                                                         A. Patrick Diamond

                    Executive Vice President and CFO                                             Manager, Special Projects

                    713/646-4560 – 800/564-3036                                                      713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Announces

Pricing of 2,300,000 Common Units

(Houston – March 6, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the issuance and sale by the Partnership of 2,300,000 Common Units at a public offering price of $24.80 per unit. Goldman, Sachs & Co. is serving as book-running lead manager for the offering with A.G. Edwards & Sons, Inc. as co-lead manager.

Excluding the underwriters’ over-allotment option, net proceeds from the offering, including the general partner’s proportionate capital contribution and expenses associated with the offering, will be approximately $55.5 million. Such proceeds will be used to reduce indebtedness under the Partnership’s revolving credit facilities. Approximately $43 million of such indebtedness is attributable to the Partnership’s two recently announced acquisitions. The underwriters were also granted an option to purchase up to an additional 345,000 Common Units.

Copies of the final prospectus relating to these securities may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in Texas, Oklahoma, California, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s Common Units are traded on the New York Stock Exchange under the symbol “PAA”. The Partnership is headquartered in Houston, Texas.

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